EXHIBIT 99.1

December 10, 2004

VIACOM COMPLETES ACQUISITION OF SPORTSLINE.COM

Internet Sports Media Company to Become a Division of CBS Sports

Viacom Inc. (NYSE: VIA, VIA.B) announced today that it has finalized its acquisition of SportsLine.com, one of the industry’s leading online sports media companies. The transaction, which was originally announced on August 2, 2004, was approved by shareholders of SportsLine.com, and public shareholders will be entitled to receive $1.75 per share in cash. The company will operate as a division of CBS Sports, reporting to Sean McManus, President, CBS Sports.

“We’re extremely pleased to officially welcome SportsLine into the Viacom CBS family,” said McManus. “With this acquisition now complete, we can move ahead full force in integrating SportsLine.com’s rich, comprehensive Internet content into the framework of CBS Sports, which already includes top franchises like the NFL, NCAA Final Four, PGA, The U.S. Open and the Masters.”

CBS Television is comprised of the CBS Television Network — with more than 200 owned and affiliated stations reaching virtually every television home in the United States; the Network’s programming arms CBS Entertainment, CBS News and CBS Sports; and CBS Enterprises, a global leader in distribution.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy. Viacom’s well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, King World, Spike TV, Showtime and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

SportsLine.com is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise.

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Press contacts:
Dana McClintock	(CBS)	212-975-1077
Leslie Anne Wade	(CBS Sports)	212-975-5171
Susan Duffy	(Viacom)	212-258-6347
Alex Riethmiller	(SportsLine.com)	954-489-4000 Ext. 7535